PERFORMANCE SHARE AWARD AGREEMENT
                     UNDER THE CHAMPION ENTERPRISES, INC.
                     1995 STOCK OPTION AND INCENTIVE PLAN



     THIS PERFORMANCE SHARE AWARD AGREEMENT made this 31st day of
August, 1995, by and between Champion Enterprises, Inc., a
Michigan corporation ("the Company"), and Walter R. Young, Jr.
(the "Grantee").

     WITNESSETH:

     WHEREAS, the Grantee is now employed by the Company as President and Chief Executive Officer, and the Company desires to provide additional incentive to the Grantee, to encourage stock ownership by the Grantee, and to encourage the Grantee to remain in the employ of the Company, and as an inducement thereto, the Company has determined to award to the Grantee a Performance Share Award pursuant to the Company's 1995 Stock Option and Incentive Plan, a copy of which is attached hereto as Exhibit A;

     NOW, THEREFORE, it is agreed between the parties as follows:

     1. Definitions in Agreement. For purposes of this Agreement, certain words and phrases have the following definitions:

           (a) "Cause" means "cause" as defined in the Grantee's employment agreement with the Company, dated April 27, 1990, as may be amended from time to time; provided, however, that any notice by the Company not to renew such employment agreement shall not be deemed to constitute termination for "cause" unless specifically stated in the notice;

           (b) "Change in Control" means a "change in control of the Company," as defined in Section 8.2 of the Plan.

           (c) "Code" means the Internal Revenue Code of 1986, as amended;

           (d) "Committee" means the Compensation Committee of the Company;

           (e) "Common Stock" means the common stock of the Company;

           (f)   "Company" means Champion Enterprises, Inc.;

           (g)   "Disability" means "disability" as defined under
Section 22(e) of the Code;

           (h) "Employment" (whether or not capitalized) means employment with the Company or any Parent or Subsidiary of the Company;

           (i)   "Grantee" means Walter R. Young, Jr;

           (j) "Parent" means any "parent corporation" as defined in Section 424(e) of the Code;

           (k) "Performance Share Award means the award granted hereunder;

           (l)   "Plan" means the Company's 1995 Stock Option and
Incentive Plan; and

           (m) "Subsidiary" means any "subsidiary corporation" as defined in Section 424(f) of the Code.

           (n) "Vest," "Vested" or "Vesting" (whether or not capitalized) means the date on which all or a portion of the restrictions under the Performance Share Award lapse.

     2. Grant of Performance Share Award. Subject to the terms and conditions hereof, the Company hereby awards to the Grantee a Performance Share Award for 50,000 shares of the Company's Common Stock. Provided, however, that notwithstanding any other provision in this Agreement to the contrary (including Section 5(a)), this Performance Share Award is conditioned upon shareholder approval of a Plan amendment at the next annual meeting of the Company that establishes performance share goals in accordance with the requirements of Code Section 162(m). If such Plan amendment is not approved, this Performance Share
Award shall be null and void, the shares under the award shall be forfeited, and the Grantee's rights to the performance shares granted hereunder shall terminate in full.

     3.    Performance Goals - Restrictions on Transfer.

     The following requirements must be satisfied before the shares pursuant to this award shall be freely transferable:

     (a)   The Grantee has continuously complied with the Common
Stock deposit requirements of Section 4 until the performance goals established herein have been satisfied or deemed satisfied; and

     (b) The Company's earnings per share for the 1996 through 1999 fiscal years have grown at a rate at least equal to the median of the following peer group of eight publicly-held manufactured home companies and one publicly-held bus company:
Clayton Homes, Inc., Fleetwood Enterprises, Inc., Oakwood Home Corporation, Skyline Corporation, Cavalier Homes, Inc., Schult Homes Corporation, Liberty Homes, Inc. and Supreme Industries, Inc. (formerly "ESI Industries, Inc."), as applied in accordance with the August 11, 1995 Committee minutes.

     (c) If any of the foregoing conditions is not satisfied, the Grantee shall forfeit the shares under the award, and his rights under the award shall be null and void. The certificate evidencing the shares under the award shall carry a restrictive legend that prohibits any transfer including the assignment, hypothecation or pledge of the shares under the award prior to the attainment of the performance goals and lapse of the foregoing restrictions.

     (d) Any Common Stock issued pursuant to this award shall not be transferable until the Committee certifies in writing that the performance goals and restrictions have been satisfied.

     4.    Grantee's Deposit of Shares.

           (a) As partial consideration for this Performance Share Award and the total stock incentive program of 800,000 shares of Company Common Stock awarded to Grantee on the award date, Grantee shall deposit with the Company 15,625 of his personally-owned, unencumbered shares of the Company's Common Stock within 60 days after the date of this award. Grantee shall be entitled to vote and receive dividends on such shares while they are on deposit with the Company. The Performance Share Award granted hereunder shall terminate in full if the Grantee does not deposit the aforementioned 15,625 unencumbered shares on or before 60 days after the award date, or, subject to paragraph (b) below, if the Grantee otherwise retakes possession of said shares prior to the expiration, termination or full attainment of the vesting and performance goals under this award (unless the Committee, at its sole discretion, has unilaterally decided to return the deposited shares to the Grantee prior to such date). If shareholder approval is not obtained for the Plan amendment described in Section 2, above, the 15,625 shares of the Grantee's Common Stock on deposit with the Company for this award shall be immediately returned to the Grantee.

           (b) Upon the attainment of the performance goals under this Performance Share Award, the 15,625 shares on deposit shall be returned to Grantee. If shareholder approval is obtained for the Plan amendment described in Section 2, above, and the restrictions and/or performance goals set forth in Section 3, above, are not satisfied, the Grantee's shares on deposit immediately shall be returned to the Grantee.

     5.    Termination of Employment and Change in Control.

           (a) If, prior to the satisfaction of all performance goals and restrictions under this award, the Grantee's employment with the Company shall be terminated for any reason except (i) a Change in Control, (ii) death, (iii) Disability, or
(iv) the Grantee's involuntary termination by the Company without Cause, the Grantee shall forfeit all shares under the award and his rights to the performance shares under this award shall terminate in full.

           (b) In the event of a Change in Control, all performance goals and restrictions under the Performance Share Award shall be deemed to have been satisfied, and all restrictions shall lapse, making the shares under the award freely transferable, subject to any applicable federal or state securities laws.

           (c)   Upon the Grantee's termination due to (i) death,
(ii) Disability or (iii) involuntary termination by the Company without Cause prior to the satisfaction of all performance goals and restrictions under this award, such performance goals and restrictions shall be deemed to have been satisfied on a prorated basis, so that the number of shares that become freely transferable shall be based on the Grantee's number of full months of employment during the performance period, and the Grantee shall forfeit the remaining shares and his rights to such forfeited shares shall terminate in full.

           (d) A leave of absence with the written consent of the Company, shall not be a termination of services for purposes of this award. However, the transfer of the Grantee from one corporation to another among the Company, its Parent and any of its Subsidiaries shall be deemed to constitute the Grantee's involuntary termination of employment by the Company without Cause if the Grantee, without his consent, does not retain his position as Chief Executive Officer of the Company.

     6. Compliance With Securities Laws. Anything to the contrary herein notwithstanding, the Company's obligation to deliver stock under this award is subject to such compliance with federal and state laws, rules and regulations applying to the authorization, issuance or sale of securities, and applicable stock exchange requirements, as the Company deems necessary or advisable. The Company shall not be required to deliver stock pursuant hereto unless and until it receives satisfactory proof that the issuance or transfer of such shares shall not violate any of the provisions of the Securities Act of 1933 or the Securities Exchange Act of 1934 or the rules and regulations of the Securities Exchange Commission promulgated thereunder, or the rules and regulations of any stock exchange on which the Company's securities are traded, or state law governing the sale of securities, or that there has been compliance with the provisions of such acts, rules, regulations and state laws.

     7. Non-Assignability. The Performance Share Award hereby granted and shares of Common Stock pursuant to such award shall not be transferable by the Grantee other than by will or the laws of descent and distribution. Any transferee of the award shall take the same subject to the terms and conditions of this Agreement. No such transfer of the award shall be effective to bind the Company unless the Company shall have been furnished with written notice thereof and a copy of the will and/or such other evidence as the Company may deem necessary to establish the validity of the transfer and the acceptance by the transferee or transferees of the terms and conditions of this Agreement. No assignment or transfer of this award, or of the rights represented thereby, whether voluntary or involuntary, by operation of law or otherwise, except a transfer by the Grantee by will or by the laws of descent and distribution, shall vest in the purported assignee or transferee any interest or right herein whatsoever.

     8. Withholding. The Grantee hereby authorizes the Company to withhold from his compensation or agrees to tender the applicable amount to the Company to satisfy any requirements for withholding of income and employment taxes in connection with the satisfaction of the restrictions and the performance goals under the award granted hereby.

     9. Disputes. As a condition to the granting of this award, the Grantee and the Grantee's successors and assigns agree that any dispute or disagreement which shall arise under or as a result of this Agreement shall be determined by the Committee in its sole discretion and judgment and that any such determination and any interpretation by the Committee of the terms of this Agreement shall be final and shall be binding and conclusive for all purposes.

     10. Adjustments. In the event of any stock dividend, stock split, reclassification, merger, consolidation, or similar transaction affecting the shares covered by this award, the rights of the Grantee shall be as provided in Section 8.1 of the Plan and any adjustment therein provided shall be made in accordance with Section 8.1 of the Plan.

     11. Rights as Shareholder. The Grantee shall have no rights as a shareholder of the Company with respect to any of the shares covered by this award until the issuance of a stock certificate or certificates representing the shares under the award. Provided, further, that during the period when the shares are nontransferable and subject to the restrictions and performance goals set forth in Section 3, the Grantee may vote the shares under the award, and any dividends issued on such shares during the restricted period shall be reinvested on behalf of the Grantee in additional shares under the Plan, and such additional shares shall become a part of this award and subject to the terms, conditions and restrictions herein. The shares awarded herein shall not be transferable until all terms, conditions and restrictions set forth herein have lapsed.

     12. Notices. Every notice relating to this Agreement shall be in writing and if given by mail shall be given by registered or certified mail with return receipt requested. All notices to the Company shall be delivered to the Secretary of the Company at the Company's headquarters in Auburn Hills, Michigan, or addressed to the Secretary of the Company at 2701 University Drive, Auburn Hills, MI 48326-9090. All notices by the Company to the Grantee shall be delivered to the Grantee personally or addressed to the Grantee at the Grantee's last residence address as then contained in the records of the Company or such other address as the Optionee may designate. Either party by notice to the other may designate a different address to which notices shall addressed. Any notice given by the Company to the Grantee at the Grantee's last designated address shall be effective to bind any other person who shall acquire rights hereunder.

     13. "Grantee" to Include Certain Transferees. Whenever the word "Grantee" is used in any provision of this Agreement under circumstances where the provision should logically apply to any other person or persons to whom the award, in accordance with the provisions of Section 7 hereof, may be transferred, the word "Grantee" shall be deemed to include such person or persons.

     14. Governing Law. This Agreement has been made in and shall be construed in accordance with the laws of the State of Michigan.

     15. Provisions of Plan Controlling. The provisions hereof are subject to the terms and provisions of the Plan attached hereto as Exhibit A. In the event of any conflict between the provisions of this option and the provisions of the Plan, the provisions of the Plan shall control.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                           CHAMPION ENTERPRISES, INC.



                           By:
                              George R. Mrkonic
                              Chairman of the
                              Compensation Committee




                           Walter R. Young, Jr., Grantee
MAH/5875